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EXHIBIT 10.48
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Note: Certain material, indicated by three asterisks (***), has been omitted from this document, pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the Securities and Exchange Commission.

WHOLESALE CUSTOMER -DIAL ACCESS AGREEMENT
This Agreement ("Agreement) entered into as of the Effective Date by and between ioNET Inc., (a division of PSINet) an Oklahoma Corporation ("ioNET"), and USURF America, Inc. a Nevada Corporation ("WHOLESALE CUSTOMER").

WHEREAS, ioNET is an Internet service provider offering a wide range of Services for businesses; and

WHEREAS, WHOLESALE CUSTOMER wishes to purchase Dial Access
Services (Service") from ioNET for the purpose of reselling such Service to its customers (each, an "END-USER" and, collectively, the "END-USERS") under a private label.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1.
Definitions.

1.1 Agreement
"Agreement" means this agreement and all attachments, schedules and/or exhibits thereto.

1.2 Dial Access
"Dial Access" means ioNET (and in some cases, PSINet, ioNET s parent) making available logical ports on access servers in its POPs, pursuant to its Dial Service and under the terms and conditions of this Agreement, to receive incoming analog or ISDN calls from an END-USER to establish a TCP/IP connection between a single Host and the Network and the Internet.

1 .3 Effective Date
"Effective Date" means the date on which this Agreement is signed by both parties, or by the last party to sign if the parties sign on different dates.

1.4 END-USER
"END-USER" means the purchaser of Dial Access Service directly from the WHOLESALE CUSTOMER.

1.5 Host
"Host" means a computer with a network (or IP) address.

1.6 Network
"Network" means the combination of ioNET and its parent, PSINet Inc., operated equipment, servers, circuits, and other data transmission facilities comprising its TCP/IP wide-area network and which, together with other publicly-accessible TCP/IP networks, comprises the global Internet.

1.7 POP
"POP" means a Network 'point-of-presence" where ioNET (and its parent PSINet Inc.) data communications equipment and servers are located to provide END-USERS with access to the Network and the Internet by means of the Services.

1.8 Program Level
"Program Level" means the specific revenue rate (as described in the Schedule B) which the WHOLESALE CUSTOMER has committed to reach by the end of the Ramp Period and to maintain thereafter.

1.9 Ramp Period
"Ramp Period" means the length of time from the Effective Date by the end of which the WHOLESALE CUSTOMER has committed to attain the revenue rate corresponding to the WHOLESALE CUSTOMER'S selected Program Level.

1.10 Service Agreement
"Service Agreement" means a legally binding agreement between WHOLESALE CUSTOMER and an END-USER for Dial Access Service, subject to the applicable terms and conditions of this Agreement.

1.11 Service
"Service" means the Dial Access Internet services and any Option offered by ioNET for resale to END-USERS by the WHOLESALE CUSTOMER.

2.
Resale of Services.

2.1 General.
WHOLESALE CUSTOMER shall purchase from ioNET, and ioNET shall sell to WHOLESALE CUSTOMER for resale to its END-USERS, Dial Access Service ("Service"). Specification, at the prices described in Schedule B, attached hereto and incorporated herein by reference. ioNET shall invoice WHOLESALE CUSTOMER for Service with recurring charges commencing on the first day END-USER accesses the Network. WHOLESALE CUSTOMER commits to reach, by the end of the Ramp Period, the revenue tier corresponding with the Program Level selected by WHOLESALE CUSTOMER in Schedule B through its total payments to ioNET for the Service (excluding taxes).

2.2 Dial Access.
ioNET shall provide to WHOLESALE CUSTOMER, for resale to its END-
USERS, Dial Access through either analog or digital (ISDN, using one or two B channels where available) dial-up telephone service, for the fees set forth in Schedule B. Each END-USER is solely and exclusively responsible for obtaining analog or ISDN telephone service to place the data call to ioNET s POP, and for all charges relating to such service (unless WHOLESALE CUSTOMER assumes such obligations on behalf of its END-USERS). ioNET assumes no liability or responsibility to WHOLESALE CUSTOMER, END-USER or any third party for long distant toll charges incurred by WHOLESALE CUSTOMER, END-USER or any third party using the Service.

2.3 Limits on Orders.
WHOLESALE CUSTOMER may order Dial Access on behalf of its present or future END-USERS and there shall b no limit on the number of END-USERS who may use the Network. WHOLESALE CUSTOMER acknowledges, however, that Network capacity cannot be guaranteed, therefore, ioNET may limit WHOLESALE CUSTOMER'S requests to add additional END-USERS because there is insufficient capacity on the Network or in the POP to provide Dial Access to the number of END-USERS requested.

2.4 Service Process Modification.
ioNET reserves the right in its sole discretion to modify its Service delivery process from time to time, and ioNET wi provide a minimum thirty
(30) days written notice (e-mail notice shall constitute notice) to WHOLESALE CUSTOMER of any material modification,. WHOLESALE CUSTOMER agrees to implement and communicate an such changes to END-USERS where necessary to set END-USER S expectations properly.

2.5 Addition of ioNET Services.
The parties may agree to include additional ioNET services under this Agreement from time to time. If so, such additional ioNET services shall be added only by a written modification in the form of an Agreement Amendment.

2.6 License for Services.

2.6.1 Grant of License.
Subject to the terms of this Agreement, ioNET hereby grants to WHOLESALE CUSTOMER a limited, non-exclusive, revocable license to, within the 48 contiguous United States, market, distribute, and resell the Service directly to END-USERS under WHOLESALE CUSTOMER'S private label.

2.6.2 Limitations on License.
The grant of the foregoing license shall not entitle or in any way be construed to entitle WHOLESALE CUSTOMER to (a) use ioNET trademarks, trade names, copyrighted material, service marks and/or logos in connection with WHOLESALE CUSTOMER'S sales, advertisements and promotion of the Services, except in materials provided (or approved prior to WHOLESALE CUSTOMER'S use thereof) by ioNET; (b) distribute any Services in violation any United States governmental export restriction; (c) sublicense or assign any of its rights under this Agreement, except as may be expressly permitted by this Agreement; or (d) make any agreement or incur any liability for or on behalf of ioNET, except as may be expressly permitted by this Agreement.

2.7
Required Terms in Service Agreements.
WHOLESALE CUSTOMER'S Service Agreements with its END-USERS shall contain, or be substantially similar to (subject to ioNET s approval), the provisions and specifications set forth in Schedule A, attached hereto and incorporated herein by reference, and shall not contain provisions inconsistent or in conflict therewith. ioNET shall provide WHOLESALE CUSTOMER with notice of revisions to the provisions and specifications set forth in Schedule A, and WHOLESALE CUSTOMER shall take steps immediately to modify its Service Agreements with END-USERS to reflect the revisions.

2.8 Emergency Termination.
Within twenty four (24) hours of written notice from WHOLESALE CUSTOMER, or of electronic notice by fax or electronic mail ("e-mail") with receipt confirmed, ioNET will, when directed by WHOLESALE CUSTOMER in an emergency, suspend, disable, or terminate the Services of any END-USER.

2.9 Second-Level Technical Support.
ioNET, through its staff or through a third party, shall provide directly to WHOLESALE CUSTOMER'S designated technical contacts only (as identified by WHOLESALE CUSTOMER on a ioNET -provided form), at no additional charge, reasonable second-level technical support for the Services provided herein and for Network problems. However, under no circumstances shall ioNET provide any type of technical support, customer service, or problem escalation support directly to END-USERS. WHOLESALE CUSTOMER shall not disclose to its END-USERS any of the contact information for ioNET s or the third party's staff provided to WHOLESALE CUSTOMER for its exclusive use.

3.
WHOLESALE CUSTOMER'S Obligations.

3.1 Technical Support, Customer Service, and Problem Escalation Support WHOLESALE CUSTOMER shall be exclusively responsible for all technical support, customer service, and problem escalation support for its END-USERS. Under no circumstances shall WHOLESALE CUSTOMER refer END-USER phone calls, e-mail, or other communications to any ioNET or third party staff. All communications by WHOLESALE CUSTOMER relating to END-USER problems or concerns shall be made directly and exclusively between ioNET (or its designated third party) and WHOLESALE CUSTOMER'S designated technical contacts.

3.2 END-USER Billing.
WHOLESALE CUSTOMER shall be responsible for all pricing and service plans, billing and collections with respect to END-USERS. WHOLESALE CUSTOMER is solely responsible for establishing and collecting END-USER fees for Service sold to END-USERS and for preparing and delivering invoices to END-USERS. WHOLESALE CUSTOMER is responsible for payment of all ioNET charges, pursuant to Section 6 hereof, regardless of whether WHOLESALE CUSTOMER is paid by its END-USERS.

3.3 Limitation on Warranties and Representations.
Neither WHOLESALE CUSTOMER nor its agents shall offer warranties or representations for the Service which would obligate or otherwise bind ioNET beyond any warranty or representation expressly set forth in this Agreement, or make any other warranties, promises or representations with respect to the
Service or the Network, to any END-USER, prospective END-USER, or any other person or entity.

3.4 Compliance with Net-Abuse Policy.
WHOLESALE CUSTOMER, END-USERS, and any other users of WHOLESALE
CUSTOMER'S connection to ioNET, are required to comply with PSINet's Net-Abuse Policy ("Policy") as currently set forth on PSINets Web site (http://www.psi.net) and as the Policy may be modified by ioNET or PSINet in its sole discretion from time to time. Any content, material, message, or data made available or transmitted through the Network, wherever it is sent from, viewed, received, or retrieved, that is in violation of (a) any local, state, federal, foreign, or international law, regulation or treaty, or (b) the Policy, is prohibited. In the event of violation of the above by any END-USER or WHOLESALE CUSTOMER, ioNET (acting for or through its parent, PSINet) may suspend or terminate Services to any such END USER or to WHOLESALE CUSTOMER or may terminate this Agreement, as set forth in Section 5.3.2.1. In addition to any activity of its own in violation of the above, WHOLESALE CUSTOMER shall also be deemed to have violated this Section if one or more of its END-USERS exhibit persistent, repeated violations or a pattern of violations which WHOLESALE CUSTOMER fails to stop after reasonable notice in light of the circumstances, or if WHOLESALE CUSTOMER permits the re-enablement of an END-USER S Service (through the same or a different account) after suspension or termination by ioNET due to a violation of this Section.

3.5 Forecast.
WHOLESALE CUSTOMER shall provide to ioNET, on a monthly basis in conjunction with the Monthly Account Review described in the ISP Service Specifications, a four-month rolling forecast of the number of END-USERS expected to purchase each type of Service and the POPs to which they are expected to connect. WHOLESALE CUSTOMER acknowledges that Network capacity can only be planned with such forecasts, therefore WHOLESALE CUSTOMER agrees to provide realistic forecasts as provided above.

3.6 Registration
WHOLESALE CUSTOMER shall provide to ioNET a list of registered END
USERS. Only registered END USERS shall have access to the Network. ioNET will design and maintain a special website through which WHOLESALE CUSTOMER will register END USERS. ioNET requires read-only access to WHOLESALE CUSTOMER'S authentication data base, in order to provide the most efficient means of developing a list of registered END USERS; otherwise, WHOLESALE CUSTOMER is responsible for registering END USERS in a timely manner. Only registered END USERS will be allowed to access the Network; violation of this clause can result in termination of this agreement pursuant to section
5.3.2.2. below.

4.
Payment.

4.1 Payment Terms.
Subject to Section 4.5, below, ioNET shall invoice WHOLESALE CUSTOMER monthly, either in arrears or in advance, depending on the Service, for all fees for Service under this Agreement. In every case, WHOLESALE CUSTOMER agrees to pay for all Service utilized by WHOLESALE CUSTOMER. All invoices will be payable within fifteen (15) days of date of invoice (the "Due Date").

4.2 Late Payment Charges.
Delinquent payments are subject to a late payment charge accruing from the Due Date at the rate of prime plus one and one-half percent (1.5%) per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate).

4.3 Consequences of Non-Payment.
In the event WHOLESALE CUSTOMER does not remit payment for Undisputed Charges (defined as all charges invoiced to WHOLESALE CUSTOMER except for any specified amounts which WHOLESALE CUSTOMER disputes in good faith, with reference to specific provisions of this Agreement, and with supporting factual documentation) within five (5) days after the Due Date, ioNET may, at its option and with seventy two (72) hours prior written notice, delivered via fax transmission and overnight courier, suspend Service to WHOLESALE CUSTOMER and/or END-USERS, and/or charge applicable late-payment fees pursuant to Section 4.2; or as an alternative to such suspension, and at its sole option, ioNET may terminate this Agreement for material breach under the provisions of Section 5.3.2, and, in addition, notwithstanding any restrictions on the use of Confidential Information, may directly solicit END USERS to become customers of ioNET instead of WHOLESALE CUSTOMER In the event ioNET chooses not to exercise its option to terminate, ioNET shall resume providing Service as soon a. is reasonably practical upon receipt of such payment, and in such event WHOLESALE CUSTOMER shall pay ioNET 15% of previous months billing, which shall be invoiced and paid in accordance with this Section.

4.4 Taxes.
All charges to WHOLESALE CUSTOMER hereunder are exclusive of federal, state, local and foreign sales, use, excise, utility, gross receipts and value added (VAT) taxes and other similar tax-hike charges, including tax-related surcharges or applicable tariffs, which WHOLESALE CUSTOMER agrees to pay. In the event that WHOLESALE CUSTOMER provides ioNET with a duly authorized exemption certificate, ioNET agrees to exempt WHOLESALE CUSTOMER in accordance with the law, effective on the date the exemption certificate is received by ioNET.

4.5 Payment History .
WHOLESALE CUSTOMER agrees that ioNET may request at any time that an appropriate reporting agency furnish information to ioNET to enable it to assess WHOLESALE CUSTOMER'S payment history. The billing arrangement set forth above constitute an ordinary trade account and not the extension of "credit". WHOLESALE CUSTOMER acknowledges that ioNET reserves the right to alter the billing arrangements to WHOLESALE CUSTOMER either before or after acceptance of this Agreement based on the resulting information.

5.
Term and Termination.

5.1 Term.
The initial term of this Agreement shall be two (2) years beginning on the Effective Date of this agreement.

5.2 Renewal.
Following 1he initial term, this Agreement will be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew at least thirty (30) days prior to the date of the next renewal.

5.3
Termination.

5.3.1 By Either Party.
Subject to Section 5.3.2, either party may terminate this Agreement (a) if the other party has materially breached this Agreement and has failed to cure such breach within thirty (30) days after the non-breaching party has given written notice clearly specifying such breach, or (b) without cause by providing the other party with written notice to terminate at least ninety (90) days prior to the end of the initial term or any renewal term of this Agreement.

5.3.2 By ioNET.
ioNET may terminate this agreement, with written notice to WHOLESALE CUSTOMER but without the cure period specified in Section 5.3.1, upon (a) breach by WHOLESALE CUSTOMER of its payment obligations, pursuant to the procedures set forth in Section 4.3, or (b) violation by WHOLESALE CUSTOMER of Section 3.4, pursuant to the procedures set forth in Section 5.3.2.1, below, but without the cure period only if, in ioNET s sole good faith judgment, delaying termination during such cure period will cause substantial injury to ioNET or to the Network.

5.3.2.1 Net Abuse Termination Procedures.
In the event of any END-USER S violation of Section 3.4, ioNET (acting for or through its parent, PSINet) reserves the right, in its sole discretion, to suspend or terminate any or all of such END-USER s Services immediately with written or e-mail notice to WHOLESALE CUSTOMER. In the event of any violation of Section 3.4 by WHOLESALE CUSTOMER, ioNET may deem such violation a material breach of this Agreement and may terminate this Agreement in accordance with Section 5.3.1 or 5.3.2, above.

5.3.2.2 Unauthorized Access
Upon confirmation of any END USER S unauthorized access to the Network, ioNET reserves the right to terminate this agreement, with written notice to WHOLESALE CUSTOMER, but without the cure period only if, in ioNET s sole good faith judgement, delaying termination during such cure period will cause substantial injury to ioNET or to the Network.

6. Limitation of Warranties & Liability.

6.1 LIMITATION OF WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, ioNET DOES NOT WARRANT ANY CONNECTION TO, TRANSMISSION OVER, NOR RESULTS OF USE OF, ANY NETWORK CONNECTION, SERVICE, EQUIPMENT OR FACILITIES PROVIDED UNDER THIS AGREEMENT. ioNET FURTHER DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS, IMPLIED
OR STATUTORY, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, AND SUBJECT TO THE LIMITATION SET FORTH IN SECTION 6.2, ioNET SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY FOR ANY DAMAGES SUFFERED BY WHOLESALE CUSTOMER OR ANY THIRD PARTY, EXCEPT FOR THOSE CAUSED BY ioNET S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WHOLESALE CUSTOMER ACKNOWLEDGES THAT ITS END-USERS MAY PERIODICALLY NOT BE ABLE TO ACCESS THE NETWORK. ioNET WILL TAKE COMMERCIALLY REASONABLE MEASURES TO MINIMIZE SUCH INABILITY TO ACCESS THE NETWORK IF WITHIN ioNET S REASONABLE CONTROL, HOWEVER, ioNET DOES NOT WARRANT OR REPRESENT THAT EACH AND EVERY END-USER WILL BE ABLE TO ACCESS THE NETWORK ON EVERY LOG-IN ATTEMPT.

6.2 LIMITATION OF LIABILITIES.
EXCEPT FOR WHOLESALE CUSTOMER'S PAYMENT OBLIGATIONS, OR
THE PARTIES RESPECTIVE INDEMNIFICATION OBLIGATIONS, NEITHER
PARTY (TO INCLUDE ITS PARENT COMPANY IF ANY), SHALL BE LIABLE
TO THE OTHER FOR ANY LOSS, DAMAGE, LIABILITY, CLAIM OR EXPENSE
("CLAIMS") ARISING OUT OF OR IN RELATION TO THIS AGREEMENT OR THE PROVISION OF ANY SOFTWARE, HARDWARE OR SERVICE, HOWEVER CAUSED, WHETHER GROUNDED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR THEORY OF STRICT LIABILITY, GREATER THAN THE LESSER OF (A) $100,000, OR (B) THE SUM TOTAL OF WHOLESALE CUSTOMER'S PAYMENTS TO ioNET DURING THE SIX (6) MONTHS IMMEDIATELY PRECEDING THE EVENT FOR WHICH DAMAGES ARE CLAIMED. EXCEPT FOR THE PARTIES RESPECTIVE INDEMNIFICATION OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR OTHER CONSEQUENTIAL DAMAGES WHETHER OR NOT FORESEEABLE (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR THE LOSS OF DATA, GOODWILL OR PROFITS) ARISING OUT OF OR IN RELATION TO THIS AGREEMENT EVEN IF ADVISED BEFOREHAND OF THE POSSIBILITY OF SUCH LIABILITY. NO ACTION OR PROCEEDING AGAINST IONET MAY BE COMMENCED MORE THAN TWO YEARS AFTER THE SERVICES GIVING RISE TO THE CLAIM ARE RENDERED. SECTIONS 6.1 AND 6.2 SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

7.
Proprietary Rights.

7.1 Ownership of Proprietary Data.
Except for the limited license specifically granted to WHOLESALE CUSTOMER as set forth in Section 2.4, ioNET shall at all times retain full and exclusive right, title, and ownership interest in and to the Service, the Network, all its names, logos, trade names, trademarks, copyrights, service marks and any and all other intellectual property or trade secret rights related thereto. Neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right of the other Party except in accordance with the terms of the license provision contained herein.

7.2 Notice Requirement.
WHOLESALE CUSTOMER shall place a notice on all materials using ioNET copyrighted materials, trademarks or service marks (including without limitation Service Agreements), as follows:
"(c) 199 by ioNET, Licensed to [WHOLESALE CUSTOMER] along with applicable trademarks and intellectual property. All Rights Reserved."

7.3 Infringement of Proprietary Rights.
WHOLESALE CUSTOMER shall notify ioNET of any action by any third party known or suspected by WHOLESALE CUSTOMER to constitute an infringement of ioNET s proprietary rights. WHOLESALE CUSTOMER shall honor all reasonable requests by ioNET, other than engaging as a party in litigation, to perfect and protect at ioNET s expense any rights of ioNET in the Services, the Network or such intellectual property or trade secret rights.

8.
Indemnity Provisions.

8.1 By ioNET.
ioNET will defend, indemnify and hold WHOLESALE CUSTOMER harmless from and against any losses arising out of any claim by an END-USER which is based on any warranty, promise or representation made by WHOLESALE CUSTOMER as part of a Service Agreement (to the extent permitted by ioNET under this Agreement), relating to ioNET s obligations to provide the Service. Failure by the WHOLESALE CUSTOMER to include in its Service Agreements with END-USERS the provisions required by this Agreement shall relieve ioNET from the responsibilities set forth in this Section 8.1.

8.2 By WHOLESALE CUSTOMER.
WHOLESALE CUSTOMER will defend, indemnify and hold ioNET harmless from and against all claims, complaints losses, costs and expenses asserted by third parties to the extent they arise out of or in connection with (a) WHOLESALE CUSTOMER'S breach of or default of any covenant or provision of this Agreement, or (b) any negligent or willful act or omission or violation of Section 3.4 by WHOLESALE CUSTOMER or any of its ENDUSERS, or their respective directors, officers, owners, employees or agents.

8.3 Defense Obligations.
The indemnifying party under Section 8.1 or 8.2, above, shall assume the defense of any claim qualifying for indemnification with counsel reasonably satisfactory to the other party, and the other party shall cooperate to the extent reasonably requested by the indemnifying party. The other party may employ its own counsel in any such case, and shall pay such counsel s fees and expenses.
The indemnifying party shall have the right to settle any claim for which indemnification is available; provided, however, that to the extent that such settlement requires the other party to take or refrain from taking any action or purports to obligate the other party, then the indemnifying party shall not settle such claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

9.
Nondisclosure.

9.1 Nondisclosure Agreement.
The Bilateral Nondisclosure Agreement (NDA) signed by the parties and attached is hereby incorporated hereto. The terms and conditions of the NDA which are incorporated herein by reference in their entirety! shall govern the exchange of all confidential information between the parties, including all such exchanges which have taken place prior to the execution of this Agreement
(without regard to whether information has been expressly marked or otherwise designated as confidential or proprietary), and shall continue to bind ioNET and WHOLESALE CUSTOMER and thus survive termination of this Agreement.

9.2 Pricing Disclosure.
WHOLESALE CUSTOMER shall not disclose the pricing set forth in Schedule B to any third party, without ioNET s prior written consent. ioNET reserves the right to terminate this Agreement or pursue any other available legal remedies, upon such notice of such disclosure.

9.3 Limitation on Disclosures.
WHOLESALE CUSTOMER shall not use ioNET s name, trademark, service mark or any other identifying symbols, directly or indirectly, in any advertising, news release, web page, or any other professional or trade publication, and, except as may be required by law, WHOLESALE CUSTOMER shall not make any press release, public announcement, or any other disclosure concerning this Agreement, without ioNET s prior written consent.

10. Dispute Resolution.
Any disagreement or dispute between the parties shall, if not promptly resolved by mutual agreement, be reduced to writing and submitted to the executive officers of each party designated to handle such disputes. Within 30 days of the submittal, the executive officers may, upon mutual agreement, meet to resolve the dispute and to hear any arguments that a party wishes to make in connection therewith. If the executive officers reach agreement on the disposition of the dispute, they shall promptly issue their joint written decision resolving the dispute. Any dispute so dealt with shall be considered conclusively and finally decided and shall not be the subject of any litigation. Any dispute, which such executive officers are unable to promptly decide, may be taken by the aggrieved party to litigation in the appropriate forum.

11.
General Terms.

11.1 I ndependent Contractors.
The Parties hereto are acting as independent contractors and under no circumstances shall any of the employees of one party be deemed the employees of the other for any purpose. Except as otherwise expressly provided in this Agreement, this Agreement does not constitute either party as the agent or legal representative of the other party and does not create a partnership or joint venture between the parties. Except as otherwise expressly provided in this Agreement, neither party shall have any authority to act for the other party in any agency or other capacity, to make commitments of any kind for the account of, or on behalf of, the other party or to contract for or bind the other party in any manner whatsoever. This Agreement confers no rights of any kind upon any third party.

11.2 Force Majeure.
ioNET shall not be liable for failure to fulfill its obligations hereunder if such failure is due to causes beyond its reasonable control, including, without limitation, actions or failures to act of WHOLESALE CUSTOMER or any END-USER, acts of God, fire, catastrophe, governmental prohibitions or regulations, viruses which did not result from the acts or omissions of ioNET, its employees or agents, national emergencies, insurrections, riots or wars, or strikes, lockouts, work stoppages or other labor difficulties. The time for any performance required hereunder shall be extended by the delay incurred as a result of such act of force majeure, and ioNET shall act with diligence to correct such force majeure.

11.3 Delays or Omissions.
No delay or omission to exercise any right, power or remedy accruing to a party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring;
nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either party of any breach or default under this Agreement, o any waiver on the part of either party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law c otherwise afforded to a party, shall be cumulative and not alternative.

11.4 Binding Agreement.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successor and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring an action to enforce any provision of this Agreement against either of the parties hereto, and the covenants and agreement set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.5 Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by certified registered mail (return receipt requested), overnight express air courier, charges prepaid, or facsimile addressed as follows:

To WHOLESALE CUSTOMER:
USURF America, Inc.
Attn: David M. Loflin
8748 Quarters Lake Road
Baton Rouge, Louisiana 70809
Telephone: 225-922-7744
Fax: 225-922-9123

To ioNET:
ioNET Inc.
101 N. Robinson, Suite 200
Oklahoma City, Oklahoma 73102
Facsimile: 800-223-9964
Attn: Leonard Conn, CEO

with a copy to:
Newlan & Newlan
Attorneys at Law
819 Office Park Circle
Lewisville, Texas 75057
Telephone: 972-353-3880
Fax: 972-353-8304

with a copy to:
ioNET Inc. (C/O PSINet)
510 Huntmar Park Drive
Herndon, Virginia 20170
Facsimile: 703.904.4200
Attn: David N. Kunkel, General Counsel

or to such other address as either party shall have furnished to the other in writing.

If a notice is given by either party by certified or registered mail, it will be deemed received by the other party on the third business day following the date on which it is deposited for mailing. If a notice is given by either party by overnight air express courier, it will be deemed received by the other party on the next business day following the date on which it is provided to the air express courier. If a notice is given by facsimile, it will be deemed received by the other party after confirmation of receipt. Notwithstanding the foregoing, any payments made under this Agreement shall be deemed received only when actually received.

11.6 Compliance with Law.
Both parties are responsible for complying with all applicable rules, regulations, statutes, codes, ordinances and other requirements, whether federal, state, local, foreign, or international, in connection with the matters contemplated by this
Agreement.

11.7 Assignment.
WHOLESALE CUSTOMER s rights under this Agreement are non-transferable, and may not be assigned or sub-licensed without the prior written authorization of ioNET. Such authorization may be withheld for any reason. Any act in derogation of the foregoing shall be null and void; provided, however, that any such assignment shall not relieve WHOLESALE CUSTOMER of its obligations hereunder.

11.8 No Third Party Beneficiaries.
No provision to this Agreement is intended, nor shall any be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any affiliate, shareholder, partner of any party hereto or any other third party;
including any END-USER, unless specifically provided otherwise herein, and except as so provided, all provisions hereof, shall be personal solely between the parties to this Agreement.

11.9
Export Controls.
WHOLESALE CUSTOMER agrees and acknowledges that any export of the Services and the subsequent use thereof is subject to U.S. export control laws and regulations. WHOLESALE CUSTOMER shall not directly or indirectly transfer the Services, or the documentation relating thereto, to any country or location outside of the United States without obtaining the prior written consent of ioNET.

11.10 Severability.
In case any provision of this Agreement shall be invalid, illegal or unenforceable, such provision shall be construed so as to render it enforceable and effective to the maximum extent possible in order to effectuate the intention of this Agreement; and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

11.11 Order of Precedence.
In the event of any conflict or inconsistency between this Agreement and any attachments, schedules, or exhibits, the provisions of the Agreement shall control.

11.12 Titles and Subtitles.
The titles of any sections or provisions of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

11.13 Governing Law.
This Agreement and any issues arising out of or in relation thereto shall be governed by the law of the State of Oklahoma applicable to contracts to be performed wholly within that state. WHOLESALE CUSTOMER agrees to the non-exclusive jurisdiction of the state and federal courts in the State of Oklahoma for any action or proceeding arising out of or in relation to this Agreement.

11.14 Entire Agreement; Amendments.
This Agreement and the attachments, schedules and exhibits incorporated herein by reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and supersede all prior oral and written agreements, commitments and understandings with respect to such matters. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated, except by a written instrument signed by the parties hereto.

11.15 Counterparts.
This Agreement may be executed simultaneously in two or more counterparts, each counterpart shall be deemed to be an original, and all counterparts individually or together shall constitute one and the same instrument.

EACH PARTY REPRESENTS AND WARRANTS THAT THE PERSON WHOSE
SIGNATURE APPEARS BELOW IS DULY AUTHORIZED TO ENTER INTO THIS AGREEMENT ON BEHALF OF THE PARTY.

IN WITNESS WHEREOF, THE PARTIES HAVE ENTERED INTO THIS
AGREEMENT AS OF THE DATE SET FORTH:

WHOLESALE CUSTOMER.
By:/s/ David M. Loflin
Name: David M. Loflin
Title: President
Date: , 1999

ioNET INC
By: /s/ Leonard Conn
Name: Leonard Conn
Title: President & CEO
Date: , 1999

Attachments:
Schedule A Certain Terms and Conditions Defining the Services
Schedule B Pricing Schedule


Schedule A

Certain Terms and Conditions Defining the Services,
Including Provisions Required in End-User Service Agreements

1. WHOLESALE CUSTOMER will execute Service Agreements (in whatever form or mechanism determined by WHOLESALE CUSTOMER), between itself and its END-USERS, which shall contain, or be substantially similar to (except for the Net- Abuse Policy to which any change must be submitted to ioNET for PSINet's approval), all of the terms and conditions contained in this Schedule A.

2. WHOLESALE CUSTOMER may make appropriate substitutions to the language of Schedule A to reflect the identity and uniqueness of WHOLESALE CUSTOMER as the providing party so long as the terms and conditions of WHOLESALE CUSTOMER'S Service Agreements with its END-USERS comply with paragraph 1 , above, and do not impose any greater liability, obligation or commitment on the part of ioNET. As provided below, "Provider" is a substitute for ioNET, as the network provider.

3. Any waiver, modification, or omission of any of the foregoing requirements requires the prior written consent of ioNET. ioNET may make such modifications to the terms and conditions contained in this Schedule A as are reasonably required in light of industry conditions.

TERMS AND CONDITIONS TO BE FLOWED-DOWN TO END-USERS

A. Compliance with Law and Policy. Every END-USER or other user whose data enters the Network must comply with the Net-Abuse Policy ("Policy") as provided at http:/lwww.ionet.net/accountserviceslterms.html and as the Policy may be modified. In addition, any content, material, message or data made available or transmitted through the Service, wherever it is sent from, viewed, received, or retrieved, that is in violation of (i) any local, state, federal, foreign, or international law, regulation or treaty, or (b) the Policy, is prohibited. Without limiting the generality of the foregoing, actions such as misuse of copyrighted materials, misappropriation of trade or other distinguishing marks, or use of any Service for defamatory, threatening, obscene or other unlawful purposes are expressly prohibited. END-USER s access to the Network will be terminated for any violation of this provision, with no liability to Provider or any other third-party.

B. Use of the Service. Service is limited to END-USER. Any third party traffic (transit service) is prohibited, except END-USER may host world-wide web sites on behalf of third parties, but may not send any posting (including email) from that third party back to the Network or the Internet through the Service. END-USERS shall be responsible for its own user/access security as well as access to the Network. Provider may assist in network security breach detection or identification, but shall not be liable for any inability, failure or mistake in doing so. END-USER at all time has full responsibility for equipment necessary to connect to the Network and for compliance with Network requirements. END-USER owns and controls its own domain name.

C. Multiple Logins Prohibited. END-USERS are prohibited from using a single END- USER account to obtain Dial Access to the Network or the Internet for more than one Host simultaneously, for example, by logging in from Hosts in two separate locations at the same time using the same END-USER S username and password. If multiple logins occur, WHOLESALE CUSTOMER will do one of the following, at WHOLESALE CUSTOMER'S option, and in cooperation with ioNET: (i) immediately terminate the offending END-USER S account, or (ii) arrange for the END-USER immediately to purchase the number of accounts required to avoid multiple logins.

D. Network Address Translation Prohibited. Neither WHOLESALE CUSTOMER nor any END-USER may employ any method or technology that would permit Dial Access from a single END-USER account to be used to provide connectivity to the Network or the Internet for a Local Area Network ('LAN") (as opposed to a single Host), whether using network address translation, a proxy server, or any other means. If an END-USER is using any such method or technology, WHOLESALE
CUSTOMER will do one of the following, at WHOLESALE CUSTOMER'S option, and in cooperation with Provider: (i) immediately terminate the offending END-USER S account, or (ii) arrange for the END-USER immediately to purchase from Provider one of the Corporate Connectivity Services that provide for LAN connectivity.


Schedule B

ioNET Dial Access Pricing Schedule

1.
Advance Payment

Wholesale Customer agrees to pay to ioNET a one time, non-refundable fee of $2,000.00 (US) in advance of the WHOLESALE CUSTOMER'S delivery to ioNET of the order for Service to its first End-User (or, if its first End-User subscribe to Dial Service, in advance of the WHOLESALE CUSTOMER'S activation of the End-User s account).

2.
Dial Service Pricing

Dial Service Pricing (Analog, ISDN, 56K Dial Service as described in the ISP Services Specification)

Flat Rate Pricing

Total # of End-User Accounts      Applicable Base Charge

0-1 ,000                          $*** per month, per End-User

1,001-5,000                       $*** per month, per End-User

5,001-10,000                      $*** per month, per End-User

10,001-75,000                     $*** per month, per End-User
75,001                           Additional Discounts

Wholesale customer agrees to provide ioNET with a download of all users on a regular basis. This is the database or which your monthly billing will be based, so it is imperative that it is to be updated regularly. We do have measures in place to track the logins, however, unauthorized access by non-registered users may terminate this agreement.

Above pricing includes initial B channel lSDN (up to 64Kbps)
Additional B channel (up to 128Kbps) is double the per End-User Base Charge

2.1
Explanation of Base Charge Billing.
Upon the Effective Date, and as of the first day of each month thereafter throughout the initial or any successive term of this Agreement, the Wholesale Customer agrees to pay ioNET for each End-User, who is then or was at any time during the immediately proceeding month authorized to use the Network, a Base Charge pursuant to the above schedule and subject to adjustments as provided below.

The applicable Base Charge above is to be applied to all End-Users irrespective of the rate that previously was applied to that group of End-Users. For example, if there are a sufficient number of End-Users to satisfy the second-tier price of $*** per End-User, that price shall apply to all End-Users for that month. Should the number of End-Users subsequently fall below the second-tier threshold, then the first-tier price of $*** per End-User shall apply to all End Users for that month.

The payment to be made for the initial month of Dial Access for any End-User shall include (i) an amount equal to the applicable Base Charge for such initial month, prorated in the case of a partial month, and (ii) an amount equal to such Base Charge as payment in advance for the next month of Access. Thereafter payment in advance for the next month of Dial Access shall continue, but if an End-User cancels service within any month, the next month s bill will include a prorated charge or credit, depending upon the time of that End-User s service cancellation within that month.

The Wholesale Customer has read, and agrees to, the terms presented in Pricing Schedule B.

For ioNET:                     For WHOLESALE CUSTOMER:

/s/                            /s/